UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

DELTEK, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

24784L105
(CUSIP Number)

Steven B. Klinsky
New Mountain Investments II, L.L.C.
787 Seventh Avenue, 49th Floor
New York, NY  10019
(212) 720-0300

Copies to:

Paul Reinstein
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004-1980
(212) 859-8000
(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)

May 27, 2009
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24784L105	SCHEDULE 13D	Page 2 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON New Mountain Investments II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 36,713,972*
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 36,713,972*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,713,972*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 57.1%
14	TYPE OF REPORTING PERSON OO

*These securities are directly owned as follows: New Mountain Partners II, L.P. directly owns 33,544,928 shares of common stock of the issuer; New Mountain Affiliated Investors II, L.P. directly owns 582,748 shares of common stock of the issuer; and Allegheny New Mountain Partners, L.P. directly owns 2,586,296 shares of common stock of the issuer.
The amounts shown do not include any shares of Common Stock which may be acquired through the exercise of Over-Subscription Privileges in the Rights Offering, as described in Items 4 and 5.

CUSIP No. 24784L105	SCHEDULE 13D	Page 3 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON New Mountain Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 33,544,928
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 33,544,928
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,544,928*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.2%
14	TYPE OF REPORTING PERSON PN

* The amounts shown do not include any shares of Common Stock which may be acquired through the exercise of Over-Subscription Privileges in the Rights Offering, as described in Items 4 and 5.

CUSIP No. 24784L105	SCHEDULE 13D	Page 4 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON New Mountain Affiliated Investors II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 582,748
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 582,748
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 582,748*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON PN

* The amounts shown do not include any shares of Common Stock which may be acquired through the exercise of Over-Subscription Privileges in the Rights Offering, as described in Items 4 and 5.

CUSIP No. 24784L105	SCHEDULE 13G	Page 5 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allegheny New Mountain Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 2,586,296
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 2,586,296
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,586,296*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.0%
14	TYPE OF REPORTING PERSON PN

* The amounts shown do not include any shares of Common Stock which may be acquired through the exercise of Over-Subscription Privileges in the Rights Offering, as described in Items 4 and 5.

CUSIP No. 24784L105	SCHEDULE 13D	Page 6 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON New Mountain Capital, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 36,713,972*
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 36,713,972*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,713,972*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 57.1%
14	TYPE OF REPORTING PERSON OO

*These securities are directly owned as follows: New Mountain Partners II, L.P. directly owns 33,544,928 shares of common stock of the issuer; New Mountain Affiliated Investors II, L.P. directly owns 582,748 shares of common stock of the issuer; and Allegheny New Mountain Partners, L.P. directly owns 2,586,296 shares of common stock of the issuer.
 The amounts shown do not include any shares of Common Stock which may be acquired through the exercise of Over-Subscription Privileges in the Rights Offering, as described in Items 4 and 5.

CUSIP No. 24784L105	SCHEDULE 13D	Page 7 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven B. Klinsky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 36,713,972*
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 36,713,972*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,713,972*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 57.1%
14	TYPE OF REPORTING PERSON IN

*These securities are directly owned as follows: New Mountain Partners II, L.P. directly owns 33,544,928 shares of common stock of the issuer; New Mountain Affiliated Investors II, L.P. directly owns 582,748 shares of common stock of the issuer; and Allegheny New Mountain Partners, L.P. directly owns 2,586,296 shares of common stock of the issuer.
* The amounts shown do not include any shares of Common Stock which may be acquired through the exercise of Over-Subscription Privileges in the Rights Offering, as described in Items 4 and 5.

CUSIP No. 24784L105	SCHEDULE 13D	Page 8 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth E. deLaski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 4,829,821**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 4,829,821**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,829,821**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.5%
14	TYPE OF REPORTING PERSON IN

*See Item 3
**Includes 172,665 shares held in The Daphne Jean deLaski Irrevocable Trust, 172,665 shares held in The Dana Nancy deLaski Irrevocable Trust, and 610,343 shares held in The Tena Renken deLaski Marital Trust. The Reporting Person is the sole trustee of each of the trusts.

CUSIP No. 24784L105	SCHEDULE 13D	Page 9 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Donald deLaski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 2,094,411**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 2,094,411**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,094,411**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3
**These securities are held in the Donald deLaski 2008 Grantor Retained Annuity Trust of which the Reporting Person is the sole trustee.

CUSIP No. 24784L105	SCHEDULE 13D	Page 10 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Donald deLaski 2008 Grantor Retained Annuity Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES	7	SOLE VOTING POWER 2,094,411
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 2,094,411
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,094,411
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3%
14	TYPE OF REPORTING PERSON OO

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 11 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David deLaski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 142,354
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 142,354
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,354
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON IN

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 12 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kathleen deLaski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 86,118**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 81,760***
EACH REPORTING	9	SOLE DISPOSITIVE POWER 86,118**
PERSON WITH	10	SHARED DISPOSITIVE POWER 81,760***
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 167,878**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3
**Includes 46,118 shares of the Issuer’s common stock which may be acquired upon the exercise of director stock options that are presently exercisable or become exercisable within the next 60 days.
*** These securities are held by the Reporting Person and Edward Grubb (the spouse of the Reporting Person) as joint tenants.

CUSIP No. 24784L105	SCHEDULE 13D	Page 13 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Edward Grubb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 81,760**
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 81,760**
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 81,760*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

*See Item 3
**These securities are held by the Reporting Person and Kathleen deLaski (the spouse of the Reporting Person) as joint tenants.

CUSIP No. 24784L105	SCHEDULE 13D	Page 14 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The Tena Renken deLaski Marital Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES	7	SOLE VOTING POWER 610,343
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 610,343
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 610,343
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON OO

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 15 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Onae Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES	7	SOLE VOTING POWER 740,441
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 740,441
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 740,441
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON OO

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 16 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alvaro Pascotto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States America
NUMBER OF SHARES	7	SOLE VOTING POWER 740,441**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 740,441**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 740,441**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**These securities are held in The Onae Trust, of which the Reporting Person is the trustee.

CUSIP No. 24784L105	SCHEDULE 13D	Page 17 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Daphne Jean deLaski Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES	7	SOLE VOTING POWER 172,665
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 172,665
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 172,665
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON OO

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 18 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dana Nancy deLaski Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES	7	SOLE VOTING POWER 172,665
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 172,665
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 172,665
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 19 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric J. Brehm
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 338,040**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 291,040**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,040**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 244,500 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 47,000 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 20 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Nanci E. Caldwell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES	7	SOLE VOTING POWER 74,422**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 74,422**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,422**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**Includes 45,775 shares of the Issuer’s common stock which may be acquired upon the exercise of director stock options that are presently exercisable or become exercisable within the next 60 days.

CUSIP No. 24784L105	SCHEDULE 13D	Page 21 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON William D. Clark
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 182,295**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 135,295**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 182,295**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 107,000 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 47,000 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 22 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Garland Hall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 41,000**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 0
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,000**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**These securities are unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 23 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph M. Kampf
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 98,490**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 98,490**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,490**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**Includes 54,926 shares of the Issuer’s common stock which may be acquired upon the exercise of director stock options that are presently exercisable or become exercisable within the next 60 days.

CUSIP No. 24784L105	SCHEDULE 13D	Page 24 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Holly C. Kortright
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 129,095**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 82,095**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,095**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 70,095 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 47,000 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 25 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard M. Lowenstein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 211,121**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 161,871**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 211,121**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 136,851 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 49,250 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 26 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard P. Lowrey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 376,547**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 327,297**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 376,547**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 314,155 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 49,250 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 27 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Albert A. Notini
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 73,417**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 73,417**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,417**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**Includes 45,775 shares of the Issuer’s common stock which may be acquired upon the exercise of director stock options that are presently exercisable or become exercisable within the next 60 days.

CUSIP No. 24784L105	SCHEDULE 13D	Page 28 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Carolyn J. Parent
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 195,852**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 140,602**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,852**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 137,676 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 55,250 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 29 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kevin T. Parker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 1,161,786**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 1,011,786**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,161,786**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include (i) 873,286 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days and (ii) 78,947 shares held in the Kevin T. Parker Family Trust (2007), of which the Reporting Person’s spouse is the trustee and a beneficiary, and (b) Items 7 and 11 include 150,000 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 30 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kevin T. Parker Family Trust (2007)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES	7	SOLE VOTING POWER 78,947
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 78,947
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,947
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON OO

*See Item 3

CUSIP No. 24784L105	SCHEDULE 13D	Page 31 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Janet R. Perna
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 54,472**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 54,472**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,472**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**Includes 43,362 shares of the Issuer’s common stock which may be acquired upon the exercise of director stock options that are presently exercisable or become exercisable within the next 60 days.

CUSIP No. 24784L105	SCHEDULE 13D	Page 32 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David R. Schwiesow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 182,866**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 135,866**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 182,866**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON IN

*See Item 3
**(a) Items 7, 9 and 11 include 117,697 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 47,000 unvested restricted stock awards for which the Reporting Person has the power to vote.

CUSIP No. 24784L105	SCHEDULE 13D	Page 33 of 41 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mark Wabschall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO*
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES	7	SOLE VOTING POWER 78,500**
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 0
EACH REPORTING	9	SOLE DISPOSITIVE POWER 37,500**
PERSON WITH	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,500**
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

*See Item 3

**(a) Items 7, 9 and 11 include 37,500 shares of the Issuer’s common stock which may be acquired upon the exercise of employee stock options that are presently exercisable or become exercisable within the next 60 days, and (b) Items 7 and 11 include 41,000 unvested restricted stock awards for which the Reporting Person has the power to vote.

This Amendment No. 2 amends and supplements the statement on Schedule 13D, filed on March 31, 2009, as amended (the “Schedule 13D”), by New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., Allegheny New Mountain Partners, L.P. (collectively, the “New Mountain Funds”), New Mountain Investments II, L.L.C., New Mountain Capital, L.L.C., Steven B. Klinsky; Kenneth E. deLaski, Donald deLaski, Donald deLaski 2008 Grantor Retained Annuity Trust, David deLaski, Kathleen deLaski, Edward Grubb, The Dana Nancy deLaski Irrevocable Trust, The Daphne Jean deLaski Irrevocable Trust, The Tena Renken deLaski Marital Trust, The Onae Trust, Alvaro Pascotto; Eric J. Brehm, Nanci E. Caldwell, William D. Clark, Garland Hall, Joseph M. Kampf, Holly Kortright Holly C. Kortright, Richard M. Lowenstein, Richard P. Lowrey, Albert A. Notini, Carolyn J. Parent, Kevin T. Parker, Kevin T. Parker Family Trust (2007), Janet R. Perna, David R. Schwiesow and Mark Wabschall with respect to the common stock, par value $0.001 per share (“Common Stock”), of Deltek, Inc., a Delaware corporation (the “Issuer”). Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Schedule 13D.  Except as herein amended or supplemented, all other information in the Schedule 13D is as set forth therein.

ITEM 3.                      SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Schedule 13D is hereby amended to add the following:

For each of the Reporting Persons who participated in the Rights Offering, the chart below indicates the aggregate purchase price and the number of shares acquired by such Reporting Person pursuant to their Basic Subscription Privileges.

Reporting Person	Aggregate Purchase Price	Number of Shares
New Mountain Partners II, L.P.	$31,336,626.00	10,445,542
New Mountain Affiliated Investors II, L.P.	$544,383.00	181,461
Allegheny New Mountain Partners, L.P.	$2,416,035.00	805,345
The Onae Trust	$691,695.00	230,565
Eric Brehm	$63,759.00	21,253
William Clark	$69,186.00	23,062
Joseph Kampf	$40,695.00	13,565
Holly Kortright	$30,000.00	10,000
Richard Lowenstein	$66,810.00	22,270
Richard Lowrey	$24,999.00	8,333

All shares of Common Stock acquired by the Reporting Persons pursuant to the Rights Offering were acquired with working capital or personal funds of the party acquiring such shares.

ITEM 4.                      PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended to add the following:

On May 12, 2009, the Issuer commenced the Rights Offering.

The New Mountain Funds have exercised their Basic Subscription Privilege with respect to 11,432,348 shares of Common Stock in full.  The New Mountain Funds have also exercised their Over-Subscription Privileges, subject to pro ration as set forth in the Rights Offering, with respect to all shares of Common Stock that are not purchased by other rights holders pursuant to their Basic Subscription Privileges.

The Onae Trust, Eric Brehm, William Clark, Joseph Kampf, Holly Kortright, Richard Lowenstein and Richard Lowrey have exercised their Basic Subscription Privileges with respect to the number shares of Common Stock set forth in Item 3.  In addition, Joseph Kampf has exercised his Over-Subscription Privilege, subject to pro ration as set forth in the Rights Offering, with respect to 3,101 shares of Common Stock.

The Issuer has not yet determined the allocation of the shares of Common Stock among the stockholders who exercised their Over-Subscription Privileges.

ITEM 5.                      INTEREST IN SECURITIES OF THE ISSUER

Items 5(a), 5(b) and 5(c) of the Schedule 13D are hereby amended and restated in their entirety as follows:

(a) – (b)       The aggregate number of shares of Common Stock to which this Statement relates is 47,886,782 shares of Common Stock, constituting approximately 74.5% of the outstanding shares of Common Stock of the Issuer.

With respect to each Reporting Person, the aggregate number of securities of the Issuer beneficially owned, the percentage of the class of securities of the Issuer beneficially owned, the number of securities for which such Reporting Person has the sole power to vote or to direct the vote, the number of securities for which such Reporting Person has the shared power to vote or to direct the vote, the number of securities for which such Reporting Person has the sole power to dispose or to direct the disposition, and the number of securities for which such Reporting Person has the shared power to dispose or to direct the disposition, see the responses to Items 7 through Item 11 and Item 13 on the attached cover pages.  Such information does not include the shares of Common Stock which may be acquired by each of the Reporting Persons through the exercise of their Over-Subscription Privileges because the Issuer has not yet determined the allocation of the shares of Common Stock among the shareholders who exercised their Over-Subscription Privileges.  An amendment to this Schedule 13D will be filed once such allocation has been determined.

All percentages of the outstanding shares of Common Stock set forth herein are based upon 64,274,677 shares of Common Stock (constituting 44,274,677 shares of Common Stock outstanding as of May 5, 2009 and assuming 20 million shares of Common Stock are sold by the Issuer pursuant to the Rights Offering) and treating any shares of Common Stock which may be acquired by any Reporting Person within 60 days as being outstanding for purposes of computing the percentage of outstanding shares of Common Stock by such Reporting Person (but not by any other Reporting Person).

(c)        Schedule A annexed hereto lists (i) all shares of Common Stock acquired by the Reporting Persons through the exercise of their Basic Subscription Privileges in the Rights Offering and (ii) all shares of Common Stock as to which Employee and Director Shareholders obtained beneficial ownership during the past sixty days as a result of the issuance of restricted stock awards to employees and the vesting schedule of the employees and directors stock options held by such Reporting Persons. Except as set forth on Schedule A, none of the Reporting Persons, disposed of, or became the beneficial owner of, any shares of Common Stock during the past sixty days.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 29, 2009

NEW MOUNTAIN INVESTMENTS II, L.L.C.

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

NEW MOUNTAIN PARTNERS II, L.P.

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member of the GP of
New Mountain Partners II, L.P.

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member of the GP of
New Mountain Affiliated Investors II, L.P.

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member of the GP of
Allegheny New Mountain Partners, L.P.

NEW MOUNTAIN CAPITAL, L.L.C.

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Chief Executive Officer

/s/ Steven B. Klinsky
STEVEN B. KLINSKY

KENNETH E. DELASKI

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

DONALD DELASKI

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

DONALD DELASKI 2008 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

DAVID DELASKI

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

KATHLEEN DELASKI

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

EDWARD GRUBB

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

THE TENA RENKEN DELASKI MARITAL TRUST

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

THE ONAE TRUST

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

ALVARO PASCOTTO

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

THE DAPHNE JEAN DELASKI IRREVOCABLE TRUST

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

THE DANA NANCY DELASKI IRREVOCABLE TRUST

By:	/s/ Robert E. Gregg
	Name:	Robert E. Gregg
	Title:	Attorney-in-Fact(1)

ERIC J. BREHM

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

NANCI E. CALDWELL

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

WILLIAM D. CLARK

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

GARLAND HALL

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

JOSEPH M. KAMPF

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

HOLLY C. KORTRIGHT

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

RICHARD M. LOWENSTEIN

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

RICHARD P. LOWREY

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

ALBERT A. NOTINI

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

CAROLYN J. PARENT

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

KEVIN T. PARKER

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

KEVIN T. PARKER FAMILY TRUST (2007)

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

JANET R. PERNA

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

DAVID R. SCHWIESOW

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

MARK WABSCHALL

By:	/s/ Salman Ahmad
	Name:	Salman Ahmad
	Title:	Attorney-in-Fact(2)

(1)	A Power of Attorney authorizing Robert E. Gregg to act on behalf of the Reporting Person has previously been filed with the Commission.
(2)	A Power of Attorney authorizing Salman Ahmad to act on behalf of the Reporting Person has previously been filed with the Commission.

SCHEDULE A

Reporting Person	Rights Offering	Options
New Mountain Partners II, L.P.	10,445,542
New Mountain Affiliated Investors II, L.P.	181,461
Allegheny New Mountain Partners, L.P.	805,345
The Onae Trust	230,565
Alvaro Pascotto	230,565
Eric Brehm	21,253
William Clark	23,062
Kathleen deLaski		12,059
Joseph Kampf	13,565	12,059
Holly Kortright	10,000
Richard Lowenstein	22,270	40,585
Richard Lowrey	8,333
Kevin Parker		225,068
Janet Perna		12,059
David Schwiesow		39,982